Exhibit (h)(40)

EXPENSE LIMITATION UNDERTAKING

ALLIANCEBERNSTEIN L.P.

1345 Avenue of the Americas

New York, New York 10105

November 30, 2018

AB Cap Fund, Inc.

1345 Avenue of the Americas

New York, New York 10105

Dear Sirs:

AllianceBernstein L.P. herewith undertakes that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses of every character incurred by your AB Multi-Manager Select Retirement 2030 Fund (the "Portfolio") (but not including (i) the fees and expenses of registered investment companies or series thereof in which the Fund invests, (ii) interest expense, (iii) taxes, (iv) extraordinary expenses, (v) brokerage commissions and other transaction costs, and (vi) expenses associated with securities sold short) to be limited to 0.38% in the case of the Class A shares, 1.13% in the case of Class C shares, 0.13% in the case of the Advisor Class shares, 0.63% in the case of the Class R shares, 0.38% in the case of the Class K shares, 0.13% in the case of the Class I shares and 0.13% in the case of the Class Z shares, in each case of your aggregate average daily net assets (the "Limitation"). To determine the amount of your expenses in excess of the Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days elapsed within your fiscal year (the "Prorated Limitation"). The Prorated Limitation shall be compared to your expenses recorded through the current day in order to produce the allowable expenses to be recorded and accrued for your current day (the "Allowable Expenses"). If your expenses for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day (i) reduce our advisory fees and/or (ii) reimburse you accordingly.

For purposes of this Undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and shall remain in effect until the effective date of the next Post-Effective Amendment to the Fund's Registration Statement on Form N-1A relating to the Portfolio (the "Registration Statement") incorporating the Portfolio's financial statements. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year periods unless we provide you with at least 60 days' notice prior to the end of any Expense Limitation Period of our determination to modify or to terminate this Undertaking at the end of its then current period.

We understand and intend that you will rely on this Undertaking in preparing and filing your Registration Statement on Form N-1A with the Securities and Exchange Commission, in accruing your expenses for purposes of calculating your net asset value per share and for other purposes and expressly permit you to do so.

Very truly yours,

ALLIANCEBERNSTEIN L.P.

By:	/s/ Emilie D. Wrapp
Emilie D. Wrapp
Assistant Secretary

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